UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2014

ENTERCOM COMMUNICATIONS CORP.

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	001-14461	23-1701044
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

401 E. City Avenue, Suite 809 Bala Cynwyd, Pennsylvania		19004
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (610) 660-5610

(Former Address of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)	Election of New Director

On March 6, 2014, the Board of Directors (the “Board”) of Entercom Communications Corp. (the “Company”), upon the recommendation of the Board’s Nominating / Corporate Governance Committee, increased the size of the Company’s Board of Directors from six to seven persons. The Board then, upon the recommendation of the Board’s Nominating / Corporate Governance Committee, elected Mark R. LaNeve as a Director of the Company to fill the newly created vacancy. Mr. LaNeve will serve until the 2014 annual meeting of shareholders or until his successor is duly elected and qualified. Mr. LaNeve has not yet been appointed to serve on any Board committee.

Since August 2012, Mr. LaNeve has been serving as Chief Operating Officer of Global Team Ford, an agency that serves as the marketing and advertising agency for the Ford Motor Company and the Ford and Lincoln brands on a global basis. Global Team Ford is part of the WPP Group, a multinational advertising and public relations company. Mr. LaNeve was previously with Allstate Insurance Corporation where he served as Senior Executive Vice President (January 2011—February 2012) and Chief Marketing Officer (October 2009—February 2012). Prior to joining Allstate, Mr. LaNeve was Vice President of Sales, Service and Marketing at General Motors Corporation (September 2004—January 2009). Mr. LaNeve currently serves on the Board of Directors of Autism Speaks.

Mr. LaNeve is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Securities and Exchange Commission’s Regulation S-K. There are no arrangements or understandings between Mr. LaNeve and any other persons pursuant to which he was selected as a director.

Mr. LaNeve will be compensated pursuant to the Company’s Non-Employee Director Compensation Policy. In addition, upon his election to the Board, Mr. LaNeve was awarded an initial equity compensation grant of 6,924 restricted stock units pursuant to the Entercom Equity Compensation Plan. The terms of such equity awards are as otherwise provided in the Non-Employee Director Compensation Policy.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entercom Communications Corp.

By:	/s/ Andrew P. Sutor, IV
Andrew P. Sutor, IV
Senior Vice President and
General Counsel

Dated: March 7, 2014